UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2009

GigOptix, Inc. (Exact name of Registrant as Specified in its Charter)

Delaware	333-153362	26-2439072
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)

2400 Geng Road, Suite 100, Palo Alto, CA		94303
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 424-1937

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2- (b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (b) Dawn Casterson, Chief Accounting Officer and Acting Chief Financial Officer of GigOptix, Inc. (the “Company”) tendered her resignation on November 30, 2009. The resignation is effective as of December 11, 2009. The Company would like to thank Ms. Casterson for her service to the Company.

     (c) On November 30, 2009, Ronald Shelton, 48, accepted an at-will employment offer from the Company to become the Company’s Chief Financial Officer effective December 1, 2009, and as such, will be the Company’s principal financial officer and principal accounting officer. Mr. Shelton had previously served as a Consultant for Imara Corporation, a lithium-ion battery company, in 2009 and a Consultant and Acting Chief Financial Officer for IML Inc., a leading supplier of power management products for the TFT LCD market, from 2007 to 2008. Prior to that, Mr. Shelton served as Senior Vice President and Chief Financial Officer of Alien Technology Corporation, a company specializing in emerging radio frequency identification products, from 2005 to 2006 and as Chief Financial Officer of Alliance Semiconductor Corporation, a provider of analog and mixed signal products and high-performance memory products, from 2002 to 2005.

     In connection with his employment, Mr. Shelton has entered into an Executive Employment Agreement (“Employment Agreement”) with the Company, a form of which was previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K with the Securities and Exchange Commission on February 11, 2009. The Employment Agreement provides for an annualized base salary of $242,000 (temporarily reduced to $205,700 as a result of overall salary reductions of the Company), COBRA premiums and vesting acceleration of outstanding stock options in the event that he is terminated without “Cause” or for “Good Reason” (as those terms are defined in the Employment Agreement). It is anticipated that subject to board approval, the Company shall grant to Mr. Shelton pursuant to the Employment Agreement, stock options to purchase 100,000 shares of the Company’s common stock.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1 Press release dated December 3, 2009.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

GIGOPTIX, INC.

By: /s/ Dr. Avi Katz

Dr. Avi Katz Chief Executive Officer

Date: December 4, 2009

Exhibit Index

Exhibit No.	Description
99.1	Press release dated December 3, 2009.